CLIFFS ANNOUNCES MANAGEMENT CHANGES

CLEVELAND, OH – October 11, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) announced today that Edward C. Dowling Jr., executive vice president-operations has elected to resign to accept a senior executive position with a major global mining company. Mr. Dowling joined Cleveland-Cliffs in April 1998 as senior vice president-operations and made numerous contributions during his tenure with the Company.

Effective November 1, 2004, Jack Tuomi, vice president-operations services, will become acting vice president of operations. In this capacity, Mr. Tuomi will be responsible for all mine operations, plus safety, research and engineering, quality, and materials and energy.

The Company indicated that it will initiate a comprehensive search for a permanent replacement to head Cliffs’ operations. This process will include the evaluation of both internal and external candidates and could take a period of several months.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

Contacts:
Media: (216) 694-4870
Financial Community: 800-214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com